EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Nos. 333-89333, 333-44306 (as amended), 333-70210, 333-70290 (as amended), 333-85340 (as amended), 333-90848 (as amended), 333-114104, 333-116279, 333-162925, 333-166804, 333-172904, 333-183668 and 333-183667) on Form S-8 of our report dated February 25, 2014, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of BSQUARE Corporation for the year ended December 31, 2013.

/s/ Moss Adams LLP

Seattle, Washington

February 25, 2014